                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-103102




PROSPECTUS SUPPLEMENT
(To Prospectus dated February 25, 2003)




                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN


                      (Anadarko Petroleum Corporation Logo)

                        10,000,000 Shares of Common Stock

                                ----------------


     This document supplements the prospectus dated February 25, 2003, relating to the Anadarko Dividend Reinvestment and Stock Purchase Plan, a direct stock purchase plan designed to provide investors with a convenient, low-cost method to purchase shares of Anadarko Petroleum Corporation, and the shares of common stock issuable pursuant to this plan, that is part of the registration statement on From S-3 (File No. 333-103102). This prospectus supplement is incorporated by reference into the prospectus. The information under the headings set forth below in this prospectus supplement updates and modifies the applicable information set forth under the same titled headings in the prospectus dated February 25, 2003.

     Shares of our common stock are quoted on the New York Stock Exchange under the trading symbol "APC." The last reported sale price of the shares on May 15, 2003 was $47.90 per share.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                ----------------




             The date of this Prospectus Supplement is May 16, 2003.

                            KEY FEATURES OF THE PLAN

AUTOMATIC DIVIDEND REINVESTMENT

If you are a stockholder of record, you can reinvest all or a portion of your dividends in additional shares of our common stock. The dividends of all plan participants will be used to buy additional shares of common stock at a 5% discount from the prevailing market price. There is no automatic dividend reinvestment available for this plan. If you wish to participate in the plan, you must enroll in the plan.

TRANSACTION REPORTING

As a plan participant, you will receive a notice after each reinvestment of dividends and optional cash purchase, if any, showing the details of each transaction and the share balance in your plan account.

                        TERMS AND CONDITIONS OF THE PLAN

1.   HOW CAN I PARTICIPATE IN THE PLAN?

If you are a stockholder of record, the reinvestment service is offered at no transaction cost and you may elect to reinvest all or part of your dividends. You will have electronic access to your account online over the Internet and will receive quarterly account statements.

3.   HOW DO I GET STARTED?

If you are a stockholder of record, enrollment is available online through Investor ServiceDirect(R) (see Question 28 for information on how to access Investor ServiceDirect(R)). Alternatively, you may enroll by completing the enclosed Enrollment Form along with the items required and mailing them to the administrator in the reply envelope. Your participation will begin after your authorization is received. Once you have enrolled, your participation continues automatically, as long as you wish.

4.   HOW DO I REINVEST DIVIDENDS?

You may choose to reinvest all or a portion of the cash dividends paid on shares of common stock you own in additional shares of common stock. If you elect to reinvest dividends you will receive a quarterly account statement, transaction notices and have electronic access to your account.

If you elect to reinvest your dividends, you must choose one of the following when completing the Dividend Reinvestment section of the Enrollment Form:

     FULL DIVIDEND REINVESTMENT: You may purchase additional shares of common stock by reinvesting all of your cash dividends, if you have at least 25 shares registered in your name.

     PARTIAL DIVIDEND REINVESTMENT: Receive a cash dividend payment based on the number of full shares you specify and reinvest the dividends on all remaining shares. This option allows you to receive a fixed amount of cash each quarter (assuming the dividend stays the same). If you choose to reinvest less than all your dividends, you must specify the percent of shares specified to be reinvested. The percentage of your shares specified to be reinvested must total the dividend amount you would receive on at least 25 shares.

You may, of course, choose not to reinvest any of your dividends, in which case the administrator will remit any dividends to you.

22.  HOW WILL I KEEP TRACK OF MY INVESTMENTS?

The administrator will send you a transaction notice confirming the details of each transaction you make. If you continue to participate in the plan but have no transactions, the administrator will send you an annual statement after the end of the year detailing the status of your holdings of common stock in your plan account. Stockholders who have elected to have their dividends reinvested will receive a quarterly plan account statement in addition to the transaction notices.